Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports
Second Quarter 2007 Results

Reports Record Operating Results for Non-US Operations

NEW YORK, NY, August 2, 2007 — Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that for the second quarter ended June 30, 2007, ITG’s total revenues were $175.7 million, compared to total revenues of $153.6 million for the second quarter of 2006. ITG’s net income was $27.2 million, compared to net income of $27.9 million in the second quarter of 2006, when ITG had a one-time after-tax gain of $3.2 million. Earnings were $0.60 per diluted share, versus earnings of $0.63 per diluted share including the aforementioned one-time gain in the second quarter of last year.

Excluding the impact of non-recurring items in last year’s results related to the sale of our Canadian joint venture, KTG Technologies Corp., second quarter 2007 pro forma operating revenues of $175.7 million increased by 19 percent from second quarter 2006 pro forma operating revenues of $148.1 million. ITG’s pro forma operating income was $27.2 million, up 11 percent from pro forma operating net income of $24.6 million in the second quarter of 2006. In the second quarter of 2007, pro forma operating earnings per share of $0.60 increased seven percent versus pro forma operating earnings of $0.56 per diluted share in the second quarter of last year. Pro forma pre-tax operating margins in the second quarter of 2007 were 26.5 percent, down from 28.2 percent in the second quarter of 2006.

“In the second quarter of 2007, ITG maintained steady US domestic volumes despite a quarter characterized by a volatile equity market,” said Bob Gasser, ITG’s Chief Executive

Officer and President. “We began realizing benefits from our self-clearing initiative, and announced the addition of multi-asset class capabilities with the acquisition of RedSky.”

ITG’s non-U.S. operating revenues were a record $42.2 million in the second quarter of 2007, 50 percent higher than revenues of $28.2 million in the second quarter of 2006. Excluding the impact of non-recurring items in last year’s second quarter results, international pre-tax income increased 161 percent in the second quarter of 2007 to $5.8 million.

“ITG’s growth continued in the second quarter, due in part to the record performance of our non-US businesses, where our momentum with clients is building due to our expanded product suite,” said Mr. Gasser. “We have added products in Canada, Europe and Asia as we move forward with our globalization strategy.”

Year to Date Results

For the six months ended June 30, 2007, revenues increased 15 percent from the prior year period to $344.6 million, net income decreased four percent to $51.9 million and diluted earnings per share decreased six percent to $1.16.  Excluding non-recurring items in 2006, pro forma operating revenues increased 20 percent, pro forma net operating income increased 13 percent and pro forma diluted earnings per share increased 10 percent.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss second quarter results. Those wishing to listen to the call should dial 1-866-831-6272 and enter the pass code 39020316 at least 10 minutes prior to the start of the call to ensure connection.  The conference call and webcast will also be accessible through ITG’s web site at http://www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 and entering the pass code 47858783. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT INVESTMENT TECHNOLOGY GROUP

Investment Technology Group, Inc. (NYSE:ITG), is a specialized agency brokerage and technology firm that partners with clients globally to provide innovative solutions spanning the entire investment process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade analysis, order management, trade execution, and post-trade evaluation to provide clients with continuous improvements in trading and cost efficiency.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:

Alicia Curran

(212) 444-6130

INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Commissions	$148,603	$125,904	$292,116	$243,482
Recurring	20,951	18,206	40,133	35,870
Other	6,097	9,449	12,330	20,449
Total revenues	175,651	153,559	344,579	299,801

Expenses:
Compensation and employee benefits	59,630	50,749	118,145	102,726
Transaction processing	24,330	19,738	49,656	37,581
Occupancy and equipment	11,220	9,586	22,440	18,069
Telecommunications and data processing services	9,900	7,702	19,034	14,597
Other general and administrative	21,353	15,347	40,959	29,255
Interest expense	2,664	3,157	5,449	6,180
Total expenses	129,097	106,279	255,683	208,408
Income before income tax expense	46,554	47,280	88,896	91,393
Income tax expense	19,343	19,428	36,975	37,134
Net income	$27,211	$27,852	$51,921	$54,259

Earnings per share:
Basic	$0.61	$0.64	$1.17	$1.26
Diluted	$0.60	$0.63	$1.16	$1.23

Basic weighted average number of common shares outstanding	44,338	43,304	44,207	43,153
Diluted weighted average number of common shares outstanding	45,047	44,265	44,940	44,034

INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Financial Condition
(In thousands, except share amounts)

	June 30, 2007	December 31, 2006 (1)
	(unaudited)
Assets
Cash and cash equivalents	$296,339	$321,298
Cash restricted or segregated under regulations and other	27,612	13,610
Securities owned, at fair value	14,436	6,540
Receivables from brokers, dealers and clearing organizations	679,702	196,227
Receivables from customers	916,417	393,833
Investments	7,163	9,299
Premises and equipment, net	38,952	34,740
Capitalized software, net	43,122	32,203
Goodwill	406,410	405,754
Other intangibles, net	28,195	29,366
Deferred taxes	2,277	7,426
Other assets	10,702	12,016
Total assets	$2,471,327	$1,462,312

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$159,030	$152,049
Short-term bank loans	74,000	—
Payables to brokers, dealers and clearing organizations	509,376	118,251
Payables to customers	868,137	414,794
Securities sold, not yet purchased, at fair value	13,338	137
Income taxes payable	15,123	8,147
Deferred taxes	2,783	—
Long term debt	146,700	160,900
Total liabilities	1,788,487	854,278

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,472,053 and 51,443,560 shares issued at June 30, 2007 and December 31, 2006, respectively and 44,378,364 and 43,809,993 shares outstanding at June 30, 2007 and December 31, 2006, respectively	515	514
Additional paid-in capital	206,350	198,419
Retained earnings	592,491	540,570
Common stock held in treasury, at cost; 7,093,689 and 7,633,567 shares at June 30, 2007 and December 31, 2006, respectively	(133,977)	(144,173)
Accumulated other comprehensive income (net of tax)	17,461	12,704
Total stockholders’ equity	682,840	608,034
Total liabilities and stockholders’ equity	$2,471,327	$1,462,312

(1) Certain reclassifications and format changes have been made to prior period amounts to conform to the current period presentation, as a result of ITG Inc. commencing self-clearing of equity trades in May 2007.  Receivables previously included in receivables from brokers, dealers and others are now divided among the following two accounts: (i) receivables from brokers, dealers and clearing organizations and (ii) receivables from customers.  Similarly, payables previously included in payables to brokers, dealers and others are now divided among the following two accounts: (i) payables to brokers, dealers and clearing organizations and (ii) payables to customers.  Additionally, certain payables to brokers for clearance and execution costs previously included in accounts payable and accrued expense were reclassified to payables to brokers, dealers and clearing organizations.

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Pro Forma Operating Results (unaudited)

In evaluating the Company’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Total revenues	$175,651	$153,559	$344,579	$299,801
Less:
Non-recurring revenue (1)	—	(5,453)	—	(13,230)
Pro forma operating revenues	175,651	148,106	344,579	286,571

Total expenses	129,097	106,279	255,683	208,408

Income before income tax expense	46,554	47,280	88,896	91,393
Effect of pro forma adjustments	—	(5,453)	—	(13,230)
Pro forma operating income before income tax expense	46,554	41,827	88,896	78,163

Income tax expense	19,343	19,428	36,975	37,134
Tax effect of pro forma adjustments	—	(2,219)	—	(5,111)
Pro forma operating income tax expense	19,343	17,209	36,975	32,023

Net income	27,211	27,852	51,921	54,259
Net effect of pro forma adjustments	—	(3,234)	—	(8,119)
Pro forma operating net income	$27,211	$24,618	$51,921	$46,140

Diluted earnings per share	$0.60	$0.63	$1.16	$1.23
Net effect of pro forma adjustments	—	(0.07)	—	(0.18)
Pro forma diluted operating earnings per share	$0.60	$0.56	$1.16	$1.05

Notes:

(1)  In 2006, non-recurring revenues relate to:

a)  our ownership of two memberships on the New York Stock Exchange (“NYSE”) that  as part of their merger with Archipelago Holdings, Inc. (“Archipelago”) were combined under a new holding company named NYSE Group, Inc. in which  each NYSE member received compensation consisting of cash and restricted shares of NYSE Group, Inc. common stock.  Accordingly, consideration received for our memberships in First Quarter 2006 consisted of 157,202 restricted shares of NYSE Group, Inc. common stock resulting in gains of approximately $6.9 million in cash and approximately $1.0 million in dividends, which was recorded as dividend income.  In Second Quarter 2006, we were able to sell a portion of the shares received and recorded an additional gain of approximately $80,000, and

b)  our sale in Second Quarter 2006 of our remaining interests in a Canadian joint venture that we entered into in 2004 with IRESS Market Technology Limited (“IRESS”), to IRESS resulting in a gain of $5.4 million.

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